Exhibit 99.1

AT VITAL IMAGES:	AT PADILLA SPEER BEARDSLEY:
Michael H. Carrel	Nancy A. Johnson, (612) 455-1745
President and Chief Executive Officer	Marian Briggs, (612) 455-1742
(952) 487-9500	njohnson@psbpr.com / mbriggs@psbpr.com
www.vitalimages.com

FOR IMMEDIATE RELEASE

VITAL IMAGES NAMES INDUSTRY VETERAN ERKAN AKYUZ EXECUTIVE VICE PRESIDENT OF ENGINEERING

Management Addition Brings Strong Healthcare Informatics and Enterprise Platform Expertise

MINNEAPOLIS — August 13, 2009 — Vital Images, Inc. (NASDAQ: VTAL), a leading provider of enterprise-wide advanced visualization and analysis solutions, has named Erkan Akyuz executive vice president of engineering. He will be responsible for product development and report to president and chief executive officer Michael H. Carrel. Vikram Simha will continue as chief technology officer and will focus on setting direction and vision for the company’s enterprise platform, and expanding relationships with marquee customers.

“We are very fortunate to have a seasoned executive like Erkan join our leadership team,” said Carrel. “He is an exceptionally talented executive and engineer, and his experience complements our team perfectly. Erkan has an outstanding reputation in our industry, and is a proven leader in global technology organizations. The addition of Erkan is part of our investment in expanding and accelerating our product development programs to position the company for growth as the economy recovers.”

“The combination of Erkan’s enterprise imaging experience with Vital Images’ strong clinical applications is key to executing on our vision,” said Simha. “I have worked with Erkan in the past and he will help us innovate even faster. I am excited to team with someone so accomplished.”

“I am proud to join Vital Images’ strong engineering group,” stated Akyuz. “I look forward to working with the team to advance the capabilities of Vital’s products. We have exciting opportunities ahead collaborating with current customers on enterprise-wide applications and bringing Vital’s industry-leading clinical applications to new customers.”

Akyuz was most recently with Agfa HealthCare, a $1.8 billion subsidiary of Agfa, where he served as chief technology officer for several years. While at Agfa, Akyuz also led the Imaging Informatics and Radiology IT business units, with responsibility for a substantial portion of the IT business. Previously, he held a variety of technology leadership positions at Agfa, including vice president of R&D (1000+ engineers based in 13 different countries), director of technology and architecture, and director of process, methodologies and tools. At Agfa, Akyuz was actively involved in acquiring and integrating healthcare IT

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companies, and came to Agfa following Agfa’s acquisition of Mitra Imaging, where he held various technical positions. Prior to Mitra Imaging, Akyuz was in software development with Atlantis Systems International, a defense contractor.

Akyuz received an executive MBA from INSEAD in France, a master’s degree in computer science from the Naval Postgraduate School in Monterey, Calif., and a bachelor’s degree in electrical engineering and communication systems. He is currently a candidate for a doctorate of computer science at the University of Waterloo, Waterloo, Ontario, and is a part-time professor of Health Informatics Management at Conestoga College, Kitchener, Canada.

About Vital Images, Inc.

Vital Images, Inc., established in 1988 and headquartered in Minneapolis, is a leading provider of advanced visualization software solutions. The company’s technology gives radiologists, cardiologists, oncologists and other medical specialists, time-saving productivity and communications tools that can be accessed throughout the enterprise and via the Web for easy use in the day-to-day practice of medicine. Vital Images also has offices in Europe and Asia. For more information, visit www.vitalimages.com.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to enjoy the protection of the safe harbor for forward-looking statements provided by that Act. These statements involve risks and uncertainties which could cause results to differ materially from those projected, including but not limited to dependence on market growth, challenges associated with international expansion, the ability to predict product, customer and geographic sales mix, fluctuations in interest rates, regulatory approvals, the timely introduction, availability and acceptance of new products, the impact of competitive products and pricing, dependence on major customers, the ability to successfully manage operating costs, fluctuations in quarterly results, approval of products for reimbursement and the level of reimbursement, and other factors detailed from time to time in Vital Images’ SEC reports, including its annual report on Form 10-K for the year ended December 31, 2008. Vital Images encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, the company’s actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and, except as may be required by law, the company undertakes no obligation to update them to reflect subsequent events or circumstances.

Vital Images® and Vitrea® are registered trademarks of Vital Images, Inc. Vital Images disclaims any proprietary interest in the marks and names of others.

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